UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM N-8A

      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:

      BBH Asian Opportunity Registered Fund, LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      140 Broadway
      New York, NY 10005

Telephone Number (including area code):

      (212) 864-1872

Name and address of agent for service of process:

      John A. Nielsen
      BBH Asian Opportunity Registered Fund, LLC
      140 Broadway
      New York, NY 10005

      with a copy to:

      Michael P. Malloy, Esquire
      Drinker Biddle & Reath LLP
      One Logan Square
      18th & Cherry Streets
      Philadelphia, PA 19103-6996

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                  [x] Yes                     [ ] No


                                SIGNATURES


           Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Philadelphia and Commonwealth of Pennsylvania, as of the 22 day of April, 2008.



                            BBH Asian Opportunity Registered Fund, LLC



                               By:  /s/ John R. Hass
                                    --------------------------
                                    Name: John R. Hass
                                    Title: President

ATTEST: /s/ Joshua B. Deringer
       ---------------------
       Name: Joshua Deringer
       Title: Secretary